                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of the 31st day of May, 1995, by and between THE REYNOLDS AND REYNOLDS COMPANY, a corporation existing under the laws of the State of Ohio ("Reynolds"), and JOSEPH N. BAUSMAN ("Bausman").
                              W I T N E S S E T H:
         WHEREAS, Bausman and Reynolds have entered into an Employment Agreement dated as of May 8, 1989, as amended effective December 1, 1989 and extended effective May 31, 1994 (as so amended and extended the "Employment Agreement"), pursuant to which Bausman is currently employed as President of the Reynolds Automotive Systems Division; and
         WHEREAS, Bausman and Reynolds desire to amend, restate in its entirety, and continue the Employment Agreement and enter into this Agreement on the terms and conditions hereinafter set forth;
         NOW THEREFORE, in consideration of the foregoing premises and of the mutual promises set forth below, Reynolds and Bausman hereby agree as follows:
1. AMENDMENT, RESTATEMENT IN ITS ENTIRETY AND CONTINUATION OF EMPLOYMENT AGREEMENT.
         Effective as of the date hereof, the Employment Agreement shall be, and hereby is, amended, restated in its entirety and continued as set forth in this Agreement, and all terms, conditions and provisions of the Employment Agreement shall be, and hereby are, superseded by this Agreement and shall no longer be of any force and effect.

2.       DEFINITIONS.
         ------------
         For purposes of this Agreement, the terms set forth below shall have the following meanings:
         (a) "Annual Compensation Value" shall mean Bausman's then-current Base Compensation plus an amount equal to the average of all Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds) earned by Bausman during the three (3) calendar years preceding the date upon which the valuation is made.
         (b) "Base Compensation" shall mean the then-current annual base salary (exclusive of Bonuses) of Bausman.
         (c) "Bonuses" shall mean bonus payments earned by Bausman under Reynolds' Incentive Compensation Plans and under any future bonus or incentive compensation plans of Reynolds for its executive officers.
         (d) "Change in Control" shall mean the occurrence of any of the following:
                 (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Richard H. Grant, Jr., his children or his grandchildren, Reynolds, any trustee or other fiduciary holding securities under an employee benefit plan of Reynolds, or any company owned, directly or indirectly, by the shareholders of Reynolds in substantially the same proportions as their ownership of stock of Reynolds), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Reynolds representing fifty percent





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
(50%) or more of the combined voting power of Reynolds' then outstanding securities;
                 (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, any new director (other than a director designated by a person who has entered into an agreement with Reynolds to effect a transaction described in clause (i), (iii) or (iv) of this Section whose election by the Board or nomination for election by Reynolds' shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved) cease for any reason to constitute at least a majority thereof;
            (iii) the shareholders of Reynolds approve a merger or consolidation of Reynolds with any other company, other than (1) a merger or consolidation which would result in the voting securities of Reynolds outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting security of Reynolds or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Reynolds (or similar transaction) in which no "person" (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of Reynolds' then outstanding securities; or





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                 (iv)     the shareholders of Reynolds approve a plan of
liquidation, dissolution or winding up of Reynolds or an agreement for the sale or disposition by Reynolds of all or substantially all of Reynolds' assets.
         (e) "Disability Benefits" shall mean an annual amount equal to fifty-five percent (55%) of Bausman's Final Average Annual Compensation, determined at the time of Bausman's disability rather than his retirement; provided, however, that the amount of disability benefit payments to be made hereunder shall be reduced by the amount of regular disability benefits payable to Bausman under Reynolds' long-term disability program.
         (f) "Discharge For Cause" shall be construed to have occurred whenever occasioned by reason of felonious acts on the part of Bausman, actions by Bausman involving serious moral turpitude or his misconduct in such manner as to bring substantial and material discredit upon Reynolds, following the giving of thirty (30) days' written notice to Bausman specifying the respect in which Reynolds claims Bausman has violated this provision and the failure, inability or unwillingness of Bausman to remedy the situation to the satisfaction of Reynolds within said thirty-day period. In establishing whether a Discharge For Cause shall have occurred, the standard for judgment shall be the level of conduct by Bausman and by other comparably situated executive officers prior to the alleged improper activity of Bausman for which the Discharge For Cause has been made.
         (g) "Escrow Agreement" shall mean the agreement dated May 8, 1989 as amended simultaneously herewith entered into between





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
Reynolds and Bank One, Dayton, NA, a copy of which (including the amendment) is attached hereto and made a part hereof as Exhibit A.
         (h)     "Escrow Agent" shall mean Bank One, Dayton, NA.
         (i) "Escrow Amount" shall mean the amounts placed in escrow by Reynolds pursuant to subsection (e)(iii) of Section 8 of this Agreement.
         (j) "Escrow Funding Event" shall mean the occurrence of any of the following events:
                 (i) Class A Common Shares of Reynolds have been acquired other than directly from Reynolds in exchange for cash or property by any person (other than Richard H. Grant, Jr., his children or his grandchildren, Reynolds, any trustee or other fiduciary holding securities under an employee benefit plan of Reynolds, or any company owned directly or indirectly by the shareholders of Reynolds in substantially the same proportions as their ownership of the stock of Reynolds) who either thereby becomes the owner of more than nine and one half percent (9.5%) of Reynolds' outstanding Class A Common Shares, or having directly or indirectly become the owner of more than five percent (5%) of Reynolds' Class A Common Shares either alone or in conjunction with another person has expressed an intent to continue acquiring Reynolds' outstanding Class A Common Shares so as to become thereby the owner of more than nine and one-half percent (9.5%) of such stock either directly or indirectly;
                 (ii) Any person (other than Richard H. Grant, Jr., his children or grandchildren, Reynolds, any trustee or other fiduciary holding securities under an employee benefit plan of Reynolds, or





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any company owned directly or indirectly by the shareholders of Reynolds in substantially the same proportions as their ownership of stock of Reynolds) has made a tender offer for, or a request for invitations for tenders of, Class A Common Shares of Reynolds.
             (iii) Any person forwards or causes to be forwarded to shareholders of Reynolds proxy statement(s) in any period of twenty-four (24) consecutive months, soliciting proxies, to elect to the Board of Reynolds two
(2) or more candidates who were not nominated as candidates in proxy statements forwarded to shareholders during such period by the Board; or
             (iv) The Board adopts a resolution to the effect that, for purposes of this Agreement, an Escrow Funding Event has occurred.
         (k) "Final Annual Compensation" shall mean Bausman's Base Compensation at the time of termination of employment plus an amount equal to the average of all Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds) earned by Bausman during the three (3) calendar years preceding his termination of employment.
         (l) "Final Average Annual Compensation" shall mean the average of Bausman's Base Compensation and Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds) as determined for the five (5) consecutive calendar years of the last ten (10) calendar years preceding and including the calendar year in which Bausman's employment terminates which yields the highest sum.





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
         (m) "Pension Plan" shall mean the existing Reynolds and Reynolds Company Non-Union Pension Plan, as the same may be amended from time to time.
         (n) "Retirement Benefits" shall mean payments to Bausman based upon his lifetime in an annual amount equal to a designated percentage of Bausman's Final Average Annual Compensation or, in the case of Section 8(d) below, Final Annual Compensation, which shall be comprised of the sum of (i) Bausman's primary Social Security retirement benefits when he is entitled to receive such benefit (age sixty-two (62)) [until that time an amount equal to the primary Social Security retirement benefit shall be paid to Bausman from Reynolds' Supplemental Plan], (ii) Bausman's pension benefits determined as a life annuity (without regard to actual payment form) under the Pension Plan and deferred compensation payments under the Non-Qualified Deferred Compensation and Disability Benefit Agreement dated December 20, 1984 between Bausman and Reynolds, or such other non-contributory deferred compensation agreement(s) then existing between Reynolds and Bausman, and (iii) such amount of supplemental retirement benefits under the Supplemental Plan as shall be necessary to achieve the designated percentage of Bausman's Final Average Annual Compensation or, in the case of Section 8(d) below, Final Annual Compensation. In addition to said annual amount, Retirement Benefits shall include a continuation of coverage for the remainder of Bausman's life under Reynolds-sponsored medical benefits and life insurance programs, but only to the extent applicable to participants in Reynolds' Qualified Retiree Medical Plans. For





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
purposes of determining the amount of supplemental retirement benefits to be made by Reynolds pursuant to the Supplemental Plan, the method of payment of retirement benefits to Bausman pursuant to the Pension Plan shall determine the amount and method of payment of the supplemental retirement payments pursuant to the Supplemental Plan. These supplemental retirement payments by Reynolds pursuant to the Supplemental Plan shall continue so long as pension benefits are payable under the Pension Plan and shall be in addition to the pension benefit payments under the Pension Plan.
         (o) "Supplemental Plan" shall mean Reynolds' existing Supplemental Retirement Plan, as the same may be amended from time to time.
3.       TERMS AND DUTIES.
         -----------------
         (a) The term of this Agreement shall continue from the date hereof and end on May 31, 2000, unless extended in accordance herewith. Bausman shall continue in the employ of Reynolds as President of the Reynolds Automotive Systems Division or such other substantially equivalent position designated by the Board, consistent with the provisions of this Agreement. In addition, Bausman agrees to perform such other duties as may be specifically designated for him from time to time by the Board, consistent with the provisions of this Agreement. Subject to Bausman's willingness to so extend his employment, Reynolds may extend the term of this Agreement for additional renewal periods of one (1) year each by giving written notice thereof not less than twelve (12) months prior to May 31, 2000 initially and not less than twelve (12) months prior to each succeeding May 31st thereafter.





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
         (b) At all times Bausman will, to the best of his ability, energy and skill, faithfully perform all of the duties that may be required of him from time to time by the Board and diligently devote his entire working time, attention and efforts to the business affairs and best interests of Reynolds, except for absences for sickness and vacations. If the Board determines that any outside activity engaged in by him is detrimental to the best interests of Reynolds, he will discontinue such outside activity within thirty (30) days after written notice from the Board.
         (c) Bausman agrees that during the period of his employment by Reynolds, for so long as he is entitled to receive payments under this Agreement, and for a period of two (2) years thereafter (subject to the provisions of Section 9 below), he will not, directly or indirectly, further the affairs of any other corporation, partnership, or any business enterprise by employment of any kind, investment therein (except as otherwise permitted under Section 9(d) below), counseling or otherwise, if the same is in competition with Reynolds, without the written consent of the Board. This provision, however, shall not be construed to prevent him from pursuing personal investments in any business or enterprise which is not in competition with Reynolds and which do not interfere with his employment and the performance of his duties to Reynolds hereunder.
4.       COMPENSATION AND FRINGE BENEFITS.
         ---------------------------------
         (a) The Base Compensation of Bausman during the term of this Agreement shall be $280,160, which may be increased from time to time by the Board or, in the case of any proposed decrease, such





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
other amount as mutually may be agreed upon by Bausman and Reynolds; provided, however, that such Base Compensation may not be reduced below said rate of $280,160 without Bausman's consent, unless necessitated by general business conditions adversely affecting Reynolds' operations; but, in the event of a reduction, his Base Compensation shall be fair and reasonable, and any disagreement concerning the same shall be resolved by arbitration in the manner provided in Section 10 below. Bausman's Base Compensation shall be reviewed at least annually to determine whether in view of Reynolds' performance during the year any increase is warranted. Responsibility for this determination rests within the sole discretion of the Board, and this provision shall not be construed as requiring any such increase for any given year.
         (b) Bausman shall continue his participation in the existing Deferred Compensation Plan and the existing bonus plan arrangements under the Incentive Compensation Plans (or their equivalent) for executive officers of Reynolds and shall be entitled to such awards under any future bonus, incentive, or similar compensation plans of Reynolds, as shall, in the determination of the Board, be appropriate and consistent with the purposes of such plans and with the awards granted to other executive officers of Reynolds.
         (c) Bausman shall continue to be eligible for participation in the Stock Option Plan - 1995 of Reynolds and shall be entitled to the grant of such options to purchase shares of Class A Common Stock of Reynolds under any other future stock option plans for employees and to participate in such other executive compensation incentive plans awarding stock as shall, in the determination of





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
the Board, be appropriate and consistent with the purposes of the plans and with the grants of such options to the executive officers of Reynolds.
         (d) In addition to the specific benefits provided for Bausman under the terms of this Agreement, Reynolds shall provide him with other fringe benefits (including bonuses, vacations, health and disability insurance, pension plan participation and others) at least equivalent to those of the other executive officers of Reynolds and as set forth on Exhibit B attached hereto and made a part hereof.
         (e) It is understood and agreed that Bausman shall have no rights to benefits under the Pension Plan unless he becomes vested under the Pension Plan in accordance with its terms (currently, five (5) Years of Service), and that Bausman shall have no rights to deferred compensation payments under the Non-Qualified Deferred Compensation and Disability Benefit Agreement dated December 20, 1984 between Bausman and Reynolds unless and until Bausman has satisfied the service requirement therein (currently, 174 calendar months of employment with Reynolds).
5.       EXPENSES.
         Bausman shall be reimbursed for his reasonable business-related expenses incurred for the benefit of Reynolds in accordance with Reynolds' policies governing such reimbursement in effect from time to time. Such expenses shall include, but shall not be limited to, travel, lodging away from home, entertainment, and meals. With respect to any expenses which are reimbursed by Reynolds to Bausman, Bausman shall account to Reynolds in





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
sufficient detail to entitle Reynolds to a federal income tax deduction for such reimbursed item if such item is deductible.
6.       RETIREMENT AND EARLY RETIREMENT BENEFITS.
         (a) If Bausman continues his employment with Reynolds until he attains age sixty-five (65), he shall be entitled to receive at the time of his retirement Retirement Benefits at a level equal to sixty-five percent (65%) of his Final Average Annual Compensation.
         (b) If Bausman continues his employment with Reynolds until he attains age fifty-five (55), he may elect to retire from Reynolds upon giving twelve (12) months prior written notice and having attained at least age fifty-five (55) but not yet having attained age fifty-eight (58), and he shall be entitled to receive at the time of such early retirement, Retirement Benefits at a level equal to fifty-five percent (55%) of his Final Average Annual Compensation, reduced by one-fifteenth (1/15) for each Year of Service (as defined in the Pension Plan) less than fifteen (15). If Bausman shall elect to retire upon giving twelve (12) months prior written notice at an age between fifty-eight (58) and sixty-five (65), the level of this Retirement Benefits as a percentage of his Final Average Annual Compensation shall be increased by one percent (1%) for each additional twelve (12) month period over age fifty-eight (58), but shall not be reduced even if Years of Service are less than fifteen (15).
         (c) If Bausman voluntarily terminates his employment or if Bausman is discharged by Reynolds (and such discharge is not a Discharge For Cause) prior to the date that he attains fifty-five (55), Bausman will be entitled to receive, commencing on the date





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
he attains age fifty-five (55), (i) the total amount of his benefits under the Non-Qualified Deferred Compensation and Disability Benefit Agreement dated December 20, 1984 between Bausman and Reynolds (the "Continuation Agreement"), or such other deferred compensation agreement(s) then existing between Reynolds and Bausman to the extent benefits are then payable under such agreements, (ii) the benefits paid under Section 4.1 of the Supplemental Plan, and (iii) the difference between the Retirement Benefits provided under this Agreement less the benefits payable under Section 4.1 of the Supplemental Plan multiplied by a fraction (A) the numerator of which is the sum of his Years of Service (as defined in the Pension Plan) accrued after November 9, 1987 and (B) the denominator of which is the number of years from November 9, 1987 until the date that Bausman would attain age fifty-five (55). The benefits described in the preceding sentence shall be payable in the manner set forth in the Continuation Agreement (or any other applicable deferred compensation agreement) and in the Supplemental Plan. Except for the benefits provided for in this section and Sections 8(d) and (e) of the Agreement, Bausman shall not be entitled to any other benefits under this Agreement upon his voluntary termination of employment prior to his attainment of age fifty-five (55) (other than upon his disability or death). The preceding sentence shall not affect Bausman's benefit under his then existing deferred compensation agreement.
         (d) If Bausman's employment is terminated under the circumstances described in Section 8(e)(i) below, prior to the date that he attains age fifty-five (55), he will be entitled to





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
receive, commencing on the date that he attains age fifty-five (55), Retirement Benefits at a level equal to fifty-five percent (55%) of his Final Average Annual Compensation.
         (e) To the extent Bausman receives any similar benefits under the Pension Plan, Supplemental Plan or other Reynolds benefit plan for any of its employees, such benefits shall be included in calculating the amount to which Bausman shall be entitled under Sections 6(a) -- (d), above; provided, however, that in no event shall the benefits described in Sections 6(a) -- (d) above be reduced by the provisions of this Section 6(e).
7.       DISABILITY AND DEATH BENEFITS.
         ------------------------------
         (a) If prior to his attaining age fifty-five (55) Bausman becomes so ill or disabled as to be permanently incapacitated from performing the duties of his employment with Reynolds (this disability to be certified by two
(2) physicians competent to do so in the opinion of the Board), Reynolds shall provide Bausman with Disability Benefits until either the disability terminates, if earlier, or until Bausman reaches age fifty-five (55) at which time he shall be entitled to receive the Retirement Benefits set forth in
Section 6(b) above. Such Retirement Benefits, however, shall be calculated on the basis of Bausman's Final Average Annual Compensation at the time of his disability, not the time of his retirement. If Bausman becomes disabled subsequent to his attaining age fifty-five (55), but prior to his retirement, Bausman shall be deemed to have elected retirement under this Agreement. See also Section 8(c) of this Agreement.





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
         (b) In the event of Bausman's death while still employed by Reynolds pursuant to this Agreement, Reynolds shall pay to such beneficiary or beneficiaries as he shall have designated by written notice delivered to Reynolds prior to his death, or failing such written notice, to his estate, an amount equal to the Base Compensation plus the Bonuses, if any, which Bausman would have received or which would have been accrued for his benefit during the period of six (6) months immediately following his death if he had lived and had been employed by Reynolds during that period. Such payment shall be made in one lump sum or in six (6) equal monthly installments as Reynolds shall elect and shall be in addition to the proceeds of any insurance policies carried on Bausman's life with respect to which he has the right to designate beneficiaries. Also, Reynolds shall pay to Bausman's spouse an amount, periodically as such payments are required to be made by said spouse, to enable her to continue medical coverage for her and her dependents in the same manner as immediately prior to Bausman's death for a period expiring at the earlier of: (i) her death; (ii) forty-two (42) months after Bausman's death; or (iii) eligibility for regular Medicare and Medicaid or any successor programs furnished by the government. Thereafter, Reynolds shall make available to Bausman's spouse (including her dependents), at her cost, such medical coverage as shall be available to a person of her then age under the then-existing Reynolds-sponsored medical benefits program, but only to the extent coverage is available under such program.





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8.       TERMINATION; DISCHARGE.
         -----------------------
         (a) TERMINATION OR DISCHARGE WITHOUT CAUSE. Reynolds reserves the right to discharge Bausman at any time and for any reason and not to renew this Agreement; but such non-renewal or discharge, unless a Discharge For Cause, shall not extinguish the obligation of Reynolds to provide Bausman (and, in the event of his prior death, his designated beneficiary or beneficiaries or his estate) with the following severance benefits:
                 (i) If Reynolds does not renew this Agreement, Bausman shall be entitled to receive for a period expiring one (1) year from May 31, 2000 (or any renewal thereof) payments from Reynolds in an amount equal to his Annual Compensation Value, which shall be reduced by seventy percent (70%) of the amount of compensation received by Bausman from any subsequent employment obtained by him during said payment period.
                 (ii) If such discharge occurs prior to May 31, 2000, Bausman shall be entitled to receive for a period expiring two (2) years from the date of discharge, payments from Reynolds in an amount equal to his Annual Compensation Value, which shall be reduced by seventy percent (70%) of the amount of compensation received by Bausman from any subsequent employment obtained by him during said payment period.
            (iii) Bausman shall be entitled, during the period expiring on the earlier of Bausman's securing other employment or two (2) years from the date of discharge (or such longer period as required by law), to continuing coverage under the then-existing Reynolds-sponsored medical benefits program, which, at the option





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
of Reynolds, may be provided outside of such program through the purchase of insurance or otherwise.
                 (iv) For purposes of determining Bausman's benefits under the Supplemental Plan, Bausman shall receive credit toward his Years of Service under the Supplemental Plan for the time period that he receives or is entitled to receive payments under subsections (i) or (ii) of this Section 8(a). In addition, during the time period that he receives or is entitled to receive payments under said subsections (i) or (ii) of this Section 8(a), Bausman's Base Compensation shall be deemed to be increased by the annual economic range adjustment for Reynolds' salaried employees announced in October of each year (or, if there is no such announced economic range adjustment in a given year, by an assumed five (5%) increase for that year) in order to calculate his highest earnings during five (5) consecutive years out of the last ten (10) years prior to retirement under the Supplemental Plan, and his Final Annual Compensation (see Section 8(d) below) and Final Average Annual Compensation shall be deemed to increase in the same manner for purposes of determining the amount of his Retirement Benefits under this Agreement.
                 (v) Bausman shall be reimbursed for up to $20,000 for out-placement fees if he chooses to seek other employment following his discharge by Reynolds. Bausman shall not be obligated to seek other employment in order to mitigate his damages resulting from his discharge.
                 (vi) In addition to all of the foregoing, Bausman shall be entitled to receive the payments required of Reynolds under his





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
then-existing deferred compensation agreement(s) with Reynolds in accordance with the terms of such agreement(s).
                 Bausman acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 9 below.
         (b) DISCHARGE FOR CAUSE. If Bausman's employment with Reynolds is terminated by a Discharge For Cause, regardless of whether such Discharge For Cause occurs after the occurrence of any of the events set forth in Sections 8(d) or 8(e) below, he shall be entitled to receive only his Base Compensation up to the date of his discharge and no further payments hereunder shall be required from Reynolds; provided, however, that Bausman shall be entitled to receive his benefits, if any, under the Pension Plan and the payments required of Reynolds under his then-existing deferred compensation agreement(s) with Reynolds in accordance with the terms of such agreement(s). Bausman shall remain subject to the restrictive provisions of Section 9 below for a period for two (2) years from the date of discharge. Should Bausman disagree that his discharge was a Discharge For Cause the question shall be submitted to arbitration in accordance with Section 10 below.
         (c) TERMINATION DUE TO DISABILITY. If, by reason of illness, disability, or other incapacity (certified in accordance with Section 7(a) above), Bausman is unable to perform the duties required of him under this Agreement for a period of six (6) consecutive months, Reynolds, following the giving of thirty (30) days' written notice to Bausman and the failure of Bausman by reason of illness, disability, or other incapacity to resume his duties within such thirty (30) days and thereafter perform the same





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
for a period of two (2) consecutive months, may terminate Bausman's employment by giving Bausman written notice thereof; and in that event all obligations of Reynolds hereunder shall cease on the date such notice of termination is given except for: (1) Reynolds' obligation to pay the Disability Benefits under
Section 7 above; (ii) payment of the Retirement Benefits under Section 6 above;
(iii) payments required of Reynolds under Bausman's then-existing deferred compensation agreement(s) in accordance with the terms of such agreement(s); and (iv) benefits, if any, under medical and hospital care insurance coverage for Bausman comparable to that provided for other employees of Reynolds; provided, however, such insurance benefits shall be coordinated with the benefits Bausman is entitled to receive under regular Medicare and Medicaid or any successor programs furnished by the government. If Bausman is at least age fifty-five (55) at the time Reynolds gives notice under this Section 8(c), he shall be deemed to have elected retirement under this Agreement.
         (d) BENEFITS UPON TERMINATION UNDER CERTAIN CIRCUMSTANCES. If Bausman voluntarily terminates his employment or Bausman is discharged by Reynolds and such discharge is not a Discharge For Cause, and if such voluntary termination or involuntary discharge takes place within eighteen (18) months after the occurrence of any of the following events:
                 (i) Bausman is required by Reynolds, prior to a Change in Control, to perform duties or services which differ significantly from those performed by him on the effective date hereof, or which are not ordinarily and generally performed by a





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
President of a division or corporation similar in size and scope to the Reynolds Computer Systems Division; or
                 (ii) The nature of the duties or services which Reynolds, prior to a Change in Control, requires him to perform necessitates absence overnight from his place of residence on the effective date hereof, because of travel involving the business or affairs of Reynolds, for more than ninety (90) days during any period of twelve (12) consecutive months; Bausman shall be entitled to receive from Reynolds all of the severance benefits set forth in
Section 8(a) above, except that severance payments shall be made until the later of the end of the term of this Agreement or two (2) years from the date of his termination of employment and Bausman's right to receive his Retirement Benefits upon attaining age fifty-five (55) shall be based upon his Final Annual Compensation, as the same may be adjusted pursuant to Section 8(a)(iv) above. Bausman shall remain subject to and bound by the restrictive provisions of Section 9 below.
         (e) BENEFITS UPON A CHANGE IN CONTROL. Reynolds recognizes that the threat of a Change in Control would be of significant concern to Bausman. The following provisions provide termination protection for Bausman in the event of a Change in Control. These provisions, among other purposes, are intended to foster and encourage Bausman's continued attention and dedication to his duties in the event of such potentially disturbing and disruptive circumstances. Reynolds, therefore, agrees to do the following:
                 (i) If Reynolds terminates Bausman's employment for any reason other than a Discharge for Cause, or if Bausman terminates his employment with Reynolds voluntarily for any reason other than disability or retirement within the twenty-four (24) month period following a Change in Control, Bausman shall be entitled to receive from Reynolds the following benefits:
                 (A) A lump sum severance payment (the "Severance Payment"), in cash, equal to three (3) times the sum of (i) the higher of Bausman's annual Base Compensation in effect immediately prior to the occurrence of the event or circumstance upon which such termination of employment is based or in effect immediately prior to the Change in Control, and (ii) the average of Bausman's Bonuses during the three (3) calendar years immediately preceding the year in which the date of termination occurs.
                 (B) Bausman shall be entitled, during the period expiring on the earlier of Bausman's securing other employment or twenty-four (24) months from the date of such termination of employment (or such longer period as required by law), to continued coverage under the Reynolds sponsored medical benefits program in existence on such date of termination or, if such continued coverage is barred, Reynolds shall provide equivalent medical benefit coverage through the purchase of insurance or otherwise.
                 (C) For purposes of determining Bausman's benefits under the Supplemental Plan, Bausman shall receive credit toward his Years of Service under the Supplemental Plan for the two (2) year period following such termination of employment. In addition, with respect to the two (2) year period following such termination of employment, Bausman's Base Compensation shall be deemed to be increased by the annual economic range adjustment for Reynolds' salaried employees announced in October of each year (or, if there is no such announced economic range adjustment in a given year, by an assumed five percent (5%) increase for that year) in order to calculate his highest earnings during five (5) consecutive years out of the last ten (10) years prior to retirement under the Supplemental Plan.
                 (D) Bausman shall be reimbursed for up to $20,000 for outplacement fees if he chooses to seek other employment following his discharge by Reynolds. Bausman shall not be obligated to seek other employment in order to mitigate his damages resulting from his discharge.
                 (E) In addition to all of the foregoing, Bausman shall be entitled to receive the payments required of Reynolds under his then-existing deferred compensation agreement(s) with Reynolds in accordance with the terms of such agreement(s), and the retirement benefit provided for in Section 6(d) of this Agreement.
                 The benefits provided in this Section 8(e) shall be in lieu of any benefits provided under Section 8(d) of this Agreement.

                 (ii) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Bausman in connection with a Change in Control or the termination of Bausman's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Reynolds, any person whose actions result in a Change in Control or any person affiliated with Reynolds or such person) (all such payments and benefits, including the Severance Payment, being hereinafter called "Total Payments") would be subject (in whole or part), to an excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such tax hereinafter referred to as the "Excise Tax"), then the Severance Payment shall be reduced to the extent necessary so that no portion of the Total Payments is subject to Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) if (A) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such Total Payments), is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which Bausman would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Bausman shall have effectively waived in writing prior to the date of this termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Reynolds does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount as defined in Section 280G(b)(3) of the Code allowable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Reynolds in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the fifth day following the date of Bausman's termination of employment, Reynolds shall provide Bausman with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for Bausman to evaluate Reynolds' calculations. If Bausman objects to Reynolds' calculations, he shall notify Reynolds of his objections prior to the initial payment date set forth in Section 8(e)(vi) hereof, and Reynolds shall pay to Bausman such portion of the Severance Payment (up to one hundred percent (100%) thereof) as Bausman determines is necessary to result in Bausman's receiving the greater of clauses (A) and (B) of this Section.
             (iii) Upon the occurrence of an Escrow Funding Event, Reynolds shall pay into an escrow account at the Escrow Agent an amount equal to three (3) times the sum of (i) Bausman's Base Compensation in effect immediately prior to the Escrow Funding Event and (ii) the average of Bausman's Bonuses during the three (3) calendar years immediately preceding the year in which the Escrow Funding Event occurs. Subsequent to the delivery to the Escrow Agent of the Escrow Amount, Reynolds shall, in the event that either Bausman's Base Compensation is increased (or decreased) or he receives a Bonus that affects the amount described in Section 8(e)(i)(A), unless the Escrow Amount shall theretofore have been released pursuant to this subsection, recalculate the Escrow Amount as of the date such change in Base Compensation or receipt of Bonus occurs, treating the Escrow Funding Event as having occurred on such date. If the amount so calculated exceeds the fair market value of the Escrow Amount, Reynolds shall promptly (and in no event later than seven (7) days from such date) pay to the Escrow Agent an amount in cash (or marketable securities or any combination thereof) equal to such excess. If the Escrow Amount so calculated is less than the fair market value of the Escrow Amount then held in the escrow account, the Escrow Agent, upon receipt of a written request from Reynolds, shall distribute to Reynolds such difference in cash; provided, however, that this sentence shall not apply after the occurrence of a Change in Control.
                 (iv) Unless the parties otherwise agree, Reynolds may withdraw the Escrow Amount when and only when two (2) years have expired from the date of deposit and no proper demand pursuant to Section 8(e)(vi) below has been made during the time, or when the conditions requiring the deposit have ceased to exist for a period of ninety (90) days without a demand right having been created, or when Bausman's right to a payment under this Section 8(e) has been forfeited, whichever occurs first. If, before the expiration of such period or forfeiture, there shall occur another Escrow Funding Event, Reynolds will not be required to make an additional deposit, but the two (2) year period shall then be measured from the date of the last such event. Notwithstanding a deposit with the Escrow Agent pursuant to subsection (iii) of this Section 8(e), Bausman shall continue to be entitled to receive all of the benefits from

Reynolds under this Agreement until a termination of employment shall occur.
                 (v) Reynolds shall pay the charges of the Escrow Agent for its services under the Escrow Agreement, and Reynolds will be entitled to any interest or other income arising from the date of the deposit of the Escrow Amount until all payments have been made under the Escrow Agreement to Bausman. All interest or other income arising from the Escrow Amount deposited with the Escrow Agent shall be paid monthly to Reynolds.
                 (vi) If Reynolds terminates Bausman's employment for any reason but a Discharge for Cause, or if Bausman terminates his employment with Reynolds voluntarily for any reason other than disability or retirement within the twenty-four (24) month period following the date of a Change in Control, the Escrow Agent, upon written demand made on or after the tenth (10th) day following such termination of employment, shall pay the Escrow Amount in accordance with this Section and Bausman shall no longer be subject to the restrictive provisions of Section 9 below, except for Section 9(e). Bausman shall notify the Escrow Agent prior to the tenth (10th) day following his termination of employment as to whether he has accepted the determination of Reynolds of the amount of the Severance Payments pursuant to Section 8(e)
(iii). If he has accepted such determination, Reynolds shall provide the Escrow Agent with Reynolds' written determination as set forth in Section 8(e)
(iii) and the Escrow Agent shall pay to Bausman all or a portion of the Escrow Amount as provided in such determination, and any remaining amount shall be paid to Reynolds. If Bausman does not accept Reynolds' determination, Bausman shall provide to the Escrow Agent his determination of the Severance Payment, and the Escrow Agent shall pay to Bausman all or a portion of the Escrow Amount as provided in Bausman's determination and any remaining amount shall be paid to Reynolds.
                 (vii) In the event that, following the creation of a demand right pursuant to Section 8(e)(vi) above, Bausman incurs any costs or expenses, including attorneys' fees, in the enforcement of rights under this Section 8(e) or under any plan for the benefit of employees of Reynolds, including without limitation the stock option plan, pension plans, payroll-based stock ownership plan, tax deferred savings and protection plan, bonus arrangements, supplemental pension plan, deferred compensation agreements, incentive compensation plans, and life insurance and compensation program, then, unless Reynolds or the consolidated, surviving or transferee entity in the event of a consolidation, merger or sale of assets, is wholly successful in defending against the enforcement of such rights, Reynolds, or such consolidated, surviving or transferee entity, shall promptly pay to Bausman all such costs and expenses.
9.       NON-COMPETITION; CONFIDENTIALITY.
         ---------------------------------
         (a) In order to protect Reynolds, it is understood that a covenant not to compete is a necessary and appropriate adjunct to the other provisions of this Agreement. Therefore, should Bausman at any time determine prior to the expiration of this Agreement that he does not desire to remain an employee of Reynolds and shall terminate his employment for any reason other than the grounds specified in Sections 8(d) and 8(e) above, or should he be Discharged For Cause by Reynolds, Bausman shall remain subject to the restrictive provisions hereinafter set forth. In addition, these restrictive provisions shall remain in full force and effect at any other time during which payments are required to be made by Reynolds pursuant to the retirement (Section 6), severance (Section 8, except for Section 8(e)(vi)) or disability (Section 7) provisions of this Agreement. These restrictive provisions are as follows:
         (b) For a period of two (2) years from and after Bausman's employment with Reynolds shall have terminated and after he shall have ceased receiving retirement, severance or disability benefits under this Agreement, whichever shall last occur, he shall not, directly or indirectly, compete with Reynolds or any of its related or affiliated companies. For purposes of this Agreement, competition with Reynolds or any of its related or affiliated companies shall include the manufacture, distribution, and sale of business forms and computer hardware and software and the furnishing of EDP services which are similar in nature or function to the products and/or services then being furnished by Reynolds for sale in the same vertical markets in which Reynolds' products and/or services are then being marketed at the time of Bausman's termination of employment or upon the cessation of any retirement, severance or disability benefits under this Agreement.
         (c) From and after the execution of this Agreement and for a period of two (2) years after termination of his employment with Reynolds and after he shall have ceased receiving retirement, severance or disability benefits under this Agreement, whichever shall last occur, Bausman shall not, directly or indirectly, by direct participation, by purchase of stocks or bonds or other evidences of indebtedness, by loaning of money, by guarantee of loans of others, by gift to establish or assist others, or in any other manner or fashion, engage in any such restricted activity in competition with Reynolds or any of its related or affiliated companies, nor shall he assist any present employees of Reynolds or any other person similarly to engage in such competing business for the full two-year prohibition period set forth in this Agreement.
         (d) The restrictive provisions of this Section 9, however, are in no way intended to prohibit Bausman from acquiring in open market transactions investments in equity stock or evidences of indebtedness of a corporation if the said stock or if the said evidence of indebtedness is traded on a national or regional securities exchange or in the over-the-counter market and the investment therein represents no more than five percent (5%) of the outstanding securities of the issue being acquired. Moreover, it is not the intention of this Section 9 to limit in any way Bausman's ability to invest in businesses not competitive with Reynolds.
         (e) Bausman shall keep secret and inviolate all knowledge or information of a confidential nature (which is not then nor later, through no breach of this Agreement, in the public domain), including all unpublished matters related to, without limitation thereof, the business, properties, accounts, books and records, research and development information, processes, procedures, products, know-how, trade secrets, memoranda, devices, suppliers, and customers of Reynolds which he may now know or hereafter come to know as a result of his affiliation in business with Reynolds.
         (f) All copyrights, improvements, discoveries and inventions and all claims, interest and rights thereto relating to any part of the business of Reynolds conceived, developed or made by Bausman, either alone or with others, during the period of his employment, and whether conceived, developed or made during his regular working hours or at any other time during such period, shall be and are the sole property of Reynolds and Bausman hereby assigns to Reynolds all right, title and interest in and to such copyrights, improvements, discoveries and inventions. Further, Bausman will, at any time in the future upon Reynolds' request, execute specific assignments of any said copyrights, improvements, discoveries and inventions as well as execute all documents and perform all lawful acts which Reynolds deems necessary or advisable to vest full ownership thereof in Reynolds, to register same in the name of Reynolds or its designee or otherwise to provide legal protection for Reynolds' ownership interests therein.
         (g) This Agreement shall be without geographical limitation in continental North America and, in addition, in any other areas of the world in which Reynolds or any of its related or affiliated companies shall be doing business at the time of the proposed competing entry into business by Bausman, it being agreed that the contacts of Bausman and the potential scope of operation of Reynolds is without any limitation within the area of prohibition. Any violation of this covenant may be enforced by specific performance in any court of competent jurisdiction within the area of limitation imposed by this provision. If any court of competent jurisdiction shall determine that either the period or the territory covered by this provision against competition in unreasonable, said provision shall not be determined to be null, void, and of no effect but shall be reformed by said court to impose a reasonable period or a reasonable geographical limitation, as the case may be.
10.      RESOLUTIONS OF DISPUTES; ARBITRATION.
         -------------------------------------
         (a) Except for the breach or threatened breach by Bausman of the noncompetition provisions of this Agreement which may be enforced by appropriate injunctive relief at the option of Reynolds, any dispute or controversy arising out of or relating to this Agreement, including, but not limited to, whether Bausman has been Discharged for Cause, shall be submitted to and settled by arbitration in Dayton, Ohio in accordance with the rules then pertaining of the American Arbitration Association.
         (b) Should Bausman disagree that his determination was due to a Discharge for Cause, the question shall, within thirty (30) days after the termination, be submitted to arbitration by three (3) arbitrators, one of whom shall be selected by Reynolds, another of whom shall be selected by Bausman, and the third of whom shall be selected by the two arbitrators so appointed. The decision of these arbitrators on the question shall be final and conclusive upon Reynolds and upon Bausman and his wife or widow, personal representatives, designated beneficiaries and heirs, and shall be enforceable in any court having competent jurisdiction thereof. A discharge which is eventually determined under arbitration to have been a Discharge for Cause, or no arbitration having been requested and the discharge being one which Reynolds had determined was for a Discharge for Cause, shall extinguish any and all liability of Reynolds under this Agreement from and after the date of termination.
         (c) The arbitrators for all other disputes or controversies under this Agreement shall be selected as set forth above and the parties shall select the arbitrators within thirty (30) days after demand from Bausman or Reynolds to the other to settle matters by arbitration. As stated above, the decision of the arbitrators shall be final and conclusive.
11.      NONASSIGNABLE RIGHTS.
         ---------------------
         Bausman, his wife, or his widow after his death, or his personal representatives, designated beneficiaries and heirs, shall not have the right to anticipate or commute, or to sell, assign, transfer, or otherwise alienate or convey the right to receive any payments hereunder, whether by his, her or their voluntary or involuntary act, or by operation of law and, in particular, that any payments due hereunder shall not be subject to attachment or garnishment or any other legal proceedings by any creditor, or be in any way responsible for the debts or liabilities of Bausman or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs. Should Bausman or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs, voluntarily attempt to breach this Section of this Agreement, Reynolds'
liability to make payments hereunder from and after the date of said attempt shall be extinguished; and should any attempt be made to reach the payments by other than Bausman or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs, Reynolds shall make each payment as it becomes due to such person or persons for the sole benefit of Bausman or his wife or his widow or his personal representatives, designated beneficiaries and heirs, as the case may be, as Reynolds may deem expedient.
12.      UNFUNDED AGREEMENT.
         -------------------
         (a) Reynolds' obligation under this Agreement shall be unfunded, but Reynolds reserves the right to provide for its liability under this Agreement in any manner it deems advisable, including the purchasing of such assets (including an insurance policy or policies on Bausman's life) as it may deem necessary or proper; provided, however, that Bausman's insurability or non-insurability shall in no way affect Reynolds' obligations pursuant to this Agreement. Any asset so purchased by Reynolds shall be the sole property of Reynolds and shall not be deemed to provide funding of Reynolds' obligations under this Agreement.
         (b) In the event Reynolds determines to purchase any insurance policy or policies on Bausman's life, Bausman agrees to submit to such examination and to supply information as may be required by the insurer.
         (c) Any policy so purchased by Reynolds shall be issued so that Reynolds is the sole, full, and complete owner of the policy or policies, with the right and power to exercise any and all privileges and options thereof or available under the rules of the issuing insurer without the consent of any other persons.
(d) Bausman, his wife, or his widow after his death, or his designated beneficiaries, personal representatives, heirs, successors and assigns shall have no claim or rights with respect to, and shall have no property or equitable interests whatsoever in, any specific funds or assets of Reynolds and shall have only the status of a general creditor with respect to
Reynolds hereunder.
13.      FACILITY OF PAYMENT.
         --------------------
         In the event of a physical or mental illness or disability of Bausman or of his widow after his death or of his designated beneficiaries at a time when he or she (or they) is (are) entitled to payments hereunder, such payments as may be due shall be paid to such person or persons for the benefit of Bausman or his widow or his designated beneficiaries, as the case may be, as Reynolds or, if applicable, the Escrow Agent may deem proper. In the event of Bausman's death after he has made demand pursuant to Section 8(e)(v) above, the Escrow Agent shall pay such amounts as thereafter are due to such beneficiary or beneficiaries as Bausman shall have designated in writing, or failing such writing, to his estate. No liability shall accrue to Reynolds or Escrow Agent for any alleged payment to an improper person or representative if so made after such reasonable investigation and Reynolds and Escrow Agent shall have no responsibility to see to the proper application of such payments.

14.      MISCELLANEOUS PROVISIONS.
         -------------------------
         (a) All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed, postage prepaid, by registered or certified mail or personally delivered, if to Reynolds, addressed to:
                 The Reynolds and Reynolds Company
                 Attention:  Vice President, Corporate Finance and
                                           Chief Financial Officer
                 115 South Ludlow St.
                 Dayton, Ohio  45402

                 and, if to Bausman, addressed to:

                 Joseph N. Bausman
                 760 Winding Way
                 Kettering, Ohio  45419

Either party may change the address to which notices to such party are to be sent by giving written notice of such change to the other party in the manner specified in this provision.
         (b)     (i)      This Agreement shall be binding upon Bausman, his
wife, and upon his or her heirs, executors, administrators, designated beneficiaries and upon anyone claiming under him or his wife or widow, and upon Reynolds and its successor or assigns.
                 (ii) Reynolds shall not merge or consolidate with any other entity unless and until such other entity shall expressly assume Reynolds' obligations under this Agreement or Reynolds has provided an appropriate alternative arrangement covering its contingent liabilities under this Agreement, and Reynolds shall not voluntarily dissolve without first providing an appropriate arrangement covering its contingent liabilities under this Agreement.

         (c) This Agreement may be amended, but only with the consent of Bausman during his lifetime and, after his death only with the consent of his widow during her lifetime or his other designated beneficiaries during their lifetime, as the case may be. Any agreement of amendment shall be executed with the same formality as this Agreement.
         (d) This Agreement supersedes any prior agreements or understandings covering the subject matter hereof, either written or oral, between the parties.
         (e) This Agreement shall be construed under the laws of the State of Ohio.
         (f) The paragraph headings used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
         IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands the year and date first above written.
                     THE REYNOLDS AND REYNOLDS
                     COMPANY


                     By___________________________________



                     _____________________________________
                     JOSEPH N. BAUSMAN
648000\440JAM2.AGR
5-3-95-5

                                                                       EXHIBIT A



                 ESCROW AGREEMENT DATED MAY 8, 1989 BETWEEN THE REYNOLDS AND REYNOLDS COMPANY AND BANK ONE DAYTON, N.A., AS AMENDED AS OF MAY 31, 1995

                                ESCROW AGREEMENT
                                ----------------

       This Escrow Agreement made and entered into as of this 8th day of May, 1989, by and between THE REYNOLDS AND REYNOLDS COMPANY, an Ohio corporation (hereinafter referred to as "REYNOLDS") and BANK ONE, DAYTON, N.A. (hereinafter referred to as the "ESCROW AGENT"),
                                   WITNESSETH:
       WHEREAS, REYNOLDS, has agreed to provide termination pay protection for Joseph N. Bausman ("Employee") under conditions set forth in an Employment Agreement with Employee dated May 8, 1989 (hereinafter referred to as the "Agreement"); and
       WHEREAS, the required protective payments under the Agreement are to be paid to an escrow account at Bank One, Dayton, N.A.;
       NOW, THEREFORE, in consideration of the covenants and agreements contained in this ESCROW AGREEMENT, the parties hereby do agree as follows:
              1. ACCEPTANCE OF ESCROW.  The ESCROW AGENT shall serve  as
ESCROW AGENT in accordance with the provisions of this ESCROW
AGREEMENT, and the duties of the ESCROW AGENT shall be solely those imposed by this ESCROW AGREEMENT.
              2. TERMS. The ESCROW AGENT shall receive, hold and disburse funds as ESCROW AGENT in accordance with the Agreement, in the form attached hereto as Exhibit A and made a part hereof. The ESCROW AGENT acknowledges that it has reviewed and is familiar with the Agreement and shall be bound by the obligations, terms and conditions therein relating to the ESCROW AGENT and its duties.
       However, the ESCROW AGENT is not a party to or bound by the Agreement, except as specifically provided for therein and as provided in Sections 2, 4, 6, 7 and 8 of this ESCROW

AGREEMENT. The ESCROW AGENT shall be liable for only such funds and items as are actually deposited and received by it for the purposes of said escrow.
       3. INDEMNIFICATION. So long as the ESCROW AGENT shall follow the terms of this ESCROW AGREEMENT and any instructions issued hereunder in good faith, relying upon documents which it believes to be genuine and properly signed and executed, it shall be held free, clear and harmless and shall incur. no liability hereunder. REYNOLDS shall indemnify and hold the ESCROW AGENT harmless from any loss, liability, cost, or expense, including reasonable legal fees, which may arise or be incurred by reason of this ESCROW AGREEMENT or the ESCROW AGENT's performance in good faith of any duty or obligation hereunder.
       The ESCROW AGENT shall not be liable for any error of judgment or for any act done or omitted by it in good faith, or for anything which it may in good faith do or refrain from doing in connection with said escrow; nor will any liability be incurred by the ESCROW AGENT if, in the event of any dispute or question as to the construction of this ESCROW AGREEMENT or any demand or notice hereunder, the ESCROW AGENT acts in accordance with the opinion of its legal counsel.
                    4. INVESTMENTS BY ESCROW AGENT; INCOME. The ESCROW AGENT shall invest escrow funds in federally-insured interest bearing accounts selected by the ESCROW AGENT or in any one or more of the following investments, selected by the ESCROW AGENT:
                 (a) Certificates of Deposit of United States commercial banks holding membership in the Federal Reserve System. Such U. S. banks shall have minimum tota I assets of $1,000,000,000 and shall not be currently listed on any publicly-disclosed report of U.S.
                          banks having financial problems warranting close monitoring by the Federal Reserve Board.
                   (b) Euro-dollar Certificates of Deposit issued by the twenty-five (25) largest United States commercial banks, which banks shall have minimum total assets of $1,000,000,000 and shall not be currently listed on any publicly-disclosed report of U. S. banks having financial problems warranting close monitoring by the Federal Reserve Board.

                 (c) Bankers Acceptances of United States commercial banks holding membership in the Federal Reserve System. Such U.S. banks shall have minimum total assets of $1,000,000,000 and shall not be currently listed on any publicly-disclosed report of U.S. banks having financial problems warranting close monitoring by the Federal Reserve Board.
                          (d)     United States Treasury Bills.
                          (e)     United States Treasury Notes.
                          (f) United States Government Guaranteed "Project Notes" and/or Tax-Exempt Notes rated MIG 1 by Moody's rating agency.
                          (g) Debt instruments issued by the following five United States Government agencies:

                                           Federal Intermediate Credit Banks
                                           Banks for Cooperatives
                                           Federal Land Banks
                                           Federal Home Loan Banks
                                           Federal National Mortgage Association

                 (h) Commercial Paper rated Prime-1 by Moody's rating agency or rated A-1 by Standard & Poors rating agency. In addition, with respect to any corporation's commercial paper being purchased, such corporation's long-term debt, if any, must be rated either A by Moody's rating agency or A by Standard & Poors rating agency.
The total investments in the above-described approved Certificates of Deposit, Bankers Acceptances, Commercial Paper, and/or Tax-Exempt Notes shall be limited to a maximum of $1,000,000 at any one time in any one single bank, corporation, state and/or municipality.
       With respect to funds deposited in escrow by REYNOLDS pursuant to the terms of the Agreement, principal shall be used only for the payments to the Employee. Any and all income on invested funds shall be paid to REYNOLDS in accordance with subsection (c) of Section 2 of the Agreement. Fees of the Escrow Agent shall be paid by REYNOLDS in accordance with subsection
      (c) of Section 2 of the Agreement.
      With respect to funds deposited pursuant to the Agreement, the ESCROW AGENT shall be authorized to invest such funds. The ESCROW AGENT will maintain such liquidity in the investments as will permit them to be cashed when necessary to fund the required distributions to Employee.
         5. TERMINATION. This ESCROW AGREEMENT and all obligations of the ESCROW AGENT shall terminate upon satisfaction by the ESCROW AGENT of all of its obligations under this ESCROW AGREEMENT and the Agreement.
         6. ADVERSE CLAIMS. - ESCROW AGENT shall make delivery or disbursement of the funds deposited hereunder in accordance with the terms of the ESCROW AGREEMENT and the Agreement, regardless of any disagreement or the presentation of any adverse claims or demands of any person, unless such person shall have obtained an injunction from a court having proper jurisdiction, enjoining ESCROW AGENT from making such delivery or disbursement. ESCROW AGENT shall not become liable to REYNOLDS or to any other person, for or because of such delivery or disbursement of such funds, even with knowledge of a disagreement or adverse claim or demand.
         7. DEMANDS. Except in cases where demand or notice by a single party is specifically provided for in this ESCROW AGREEMENT or in the Agreement, the ESCROW AGENT shall not be bound to recognize any notice, demand or change of instructions as having any effect on this escrow unless given in writing and signed by all parties considered by the ESCROW AGENT to be affected thereby.
         8. NOTICES. Any notice required or permitted to be given hereunder shall be given in writing and shall be sufficiently delivered if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
                                                             Trust Officer
                          Trust Division
                          Bank One, Dayton, NA
                          Kettering Tower
                          Dayton, Ohio 45423


                          The Reynolds and Reynolds Company
                          129 S. Ludlow Street

                          Dayton, Ohio 45401
                          Attn:   Chief Financial Officer



Should the address of any party identified above change for the purposes herein, such party shall give written notice of the new address to the other parties identified above.
         All notice hereunder to the ESCROW AGENT shall be given in writing to an officer of the ESCROW AGENT. Unless written notice shall so be given, the ESCROW AGENT shall not be required to take or be bound by said notice or to take action concerning such notice. If written notice be properly given and the ESCROW AGENT is required upon receipt thereof to take any action hereunder and such action involves any expense or liability, the ESCROW AGENT shall not be required to take any such action unless it is indemnified against such expense or liability in a manner reasonably satisfactory to the ESCROW AGENT. At the time of depositing funds into escrow on behalf of Employee, REYNOLDS shall deliver to the ESCROW AGENT a written notice setting forth such person's name and address, and social security number identifying the amounts being deposited on such person's behalf, and the conditions of the Agreement, which have been met and which, therefore, require that such deposit be made.
        9. RECORD KEEPING. The ESCROW AGENT shall maintain records showing the amount and date of all deposits made by REYNOLDS for the benefit of Employee and the amount and date of all disbursements made to Employee, his heirs, successors and assigns. REYNOLDS shall be given access to said records at reasonable times upon request.
       10. ESCROW Fee. REYNOLDS shall pay to the ESCROW AGENT for its services hereunder an escrow fee based upon the then-current schedule of charges for such services promulgated by the ESCROW AGENT and shall pay additional reasonable compensation for any further or extraordinary service which the ESCROW AGENT may be required to render pursuant to the terms of this ESCROW AGREEMENT.

       11. BINDING EFFECT. -This ESCROW AGREEMENT shall be binding upon and inure to the heirs, executors, administrators, personnel representatives, successors and assigns of all parties hereto.
       12. MISCELLANEOUS. Employee is acknowledged to be third party beneficiary upon the deposit of any amounts under this ESCROW AGREEMENT for his benefit. This ESCROW AGREEMENT may be modified or amended only by a writing signed (i) by all parties hereto, (ii) by the third party beneficiary and (iii) by any other person the ESCROW AGENT considers to be affected by said modification or amendment. This ESCROW AGREEMENT shall be construed and enforced in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto have set their respective hands the year and date first hereinabove written.
THE REYNOLDS AND REYNOLDS COMPANY



By



"REYNOLDS"



BANK ONE, DAYTON, NA



By

                                AMENDMENT NO. 1
                                       TO
                                ESCROW AGREEMENT
                                ----------------

         THIS AMENDMENT NO. 1 TO ESCROW AGREEMENT ("Amendment") is made and entered into as of this 31st day of May, 1995 by and between THE REYNOLDS AND REYNOLDS COMPANY, an Ohio corporation (hereinafter referred to as "Reynolds"), and BANK ONE, DAYTON, NA (hereinafter referred to as the "Escrow Agent").

                                  WITNESSETH:
                                  -----------

         WHEREAS, Reynolds and the Bank have entered into an Escrow Agreement dated May 8, 1989 pursuant to an Employment Agreement dated as of May 8, 1989, as amended effective December 1, 1989 and extended May 31, 1994 (as so amended and extended (the "May 8, 1989 Agreement") between Reynolds and Joseph N. Bausman ("Bausman"), an employee of Reynolds; and

         WHEREAS, Bausman and Reynolds have entered into a new Amended and Restated Employment Agreement effective May 31, 1995 (the "Employment Agreement"), pursuant to which Reynolds has agreed to continue to provide termination pay protection for Bausman and which provides that the required protective payments under the Employment Agreement are to continue to be paid into an escrow account at the Escrow Agent; and

         WHEREAS, the parties hereto desire that the Escrow Agreement shall continue in full force and effect and for the benefit of Bausman and with full applicability to the Employment Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements contained in this Amendment, the parties hereby agree as follows:

         1. All references to the May 8, 1989 Agreement between Reynolds and Bausman contained in the Escrow Agreement shall include and apply with full force and effect to the Employment Agreement.

         2. Except as set forth herein, the Escrow Agreement shall remain unchanged and continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the day and year first above written.

                                               THE REYNOLDS AND REYNOLDS COMPANY

                                             By_________________________________


                                               BANK ONE, DAYTON, NA

                                             By_________________________________

                                                                       EXHIBIT B


                          SCHEDULE OF FRINGE BENEFITS
                            PURSUANT TO SECTION 4(d)
                            ------------------------

         BENEFIT                                  AMOUNT
         -------                                  ------
Annual Physical Exam                               Local Clinic, maximum of $600

Auto/Gas Allowance                                 $916 monthly

Charitable Allowance                       $1,000 annually to charities of his choice

Income Tax Planning and                            $1,000 annually
Preparation

Estate Planning and
Will Preparation
Initial Service                            $900
Updates                                                   $300 annually

Country Club Dues                                  50% annually, including initiation fee up to $3,500

Luncheon Club Dues                                 100% annually

Corporate aircraft (personal use)          Yes; in connection with company business use Bausman may include personal passengers, subject to seat availability.  Bausman shall receive W-2 for personal use value per IRS regulations

Vacation                                                    Five (5) weeks annually at mutually agreed times.